ZENIX INCOME FUND INC.

        October 1, 2004 through March 31, 2005

               	Trade                                              % of
Issuer        	Date     Selling Dealer         Amount  Price 	Issue(1)

Dresser-Rand Group Inc.10/14/04 Morgan Stanley     $100,000 $100.000 1.69%A
7.375% due 11/1/14

HCA Inc.         	11/16/04 JPMorganChase & Co.  200,000  99.671 2.67B
6.375% due 1/15/15

Las Vegas Sands Corp.    2/3/05 Goldman, Sachs & Co. 375,000  99.089  16.00C
6.375% due 2/15/15

The Mohegan Tribal Gaming 2/3/05 Bank of America      250,000 100.000 13.33D
6.875% due 2/15/15

Host Marriot, L.P.     3/3/05  Goldman, Sachs & Co.     200,000 100.000 2.72E
6.375% due 3/15/15

Levi Strauss & Co.     3/7/05   Bank of America         100,000 100.000 3.68F
Floating Rate Note due 4/1/12


(1) Represents purchases by all affiliated funds; may not exceed
    25% of the principal amount of the offering.

A - Includes purchases of $7,010,000 by other affiliated mutual funds and discretionary accounts.
B - Includes purchases of $19,800,000 by other affiliated mutual funds and discretionary accounts.
C - Includes purchases of $39,625,000 by other affiliated mutual funds and discretionary accounts.
D - Includes purchases of $19,750,000 by other affiliated mutual funds and discretionary accounts.
E - Includes purchases of $17,465,000 by other affiliated mutual funds and discretionary accounts.
F - Includes purchases of $13,900,000 by other affiliated mutual funds and discretionary accounts.